CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-187424 and Form S-8 No. 333-168508) of Federal-Mogul Corporation of our report dated February 28, 2012 (except for Notes 2 and 10 as to which the date is February 27, 2013 and Notes 1, 3, 4, 5, 9, 14, 15, 21 and 24 as to which the date is November 1, 2013), with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation  for the year ended December 31, 2011, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Detroit, Michigan
February 24, 2014